Exhibit T3A.46.1
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
UNIVERSAL C.I.T. LOAN COMPANY OF NEW YORK, INC.
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
     WE, THE UNDERSIGNED, H.W. Harrison and R.W. Tucker, being respectively the Vice President and Secretary of UNIVERSAL C.I. T. LOAN COMPANY OF NEW YORK, INC. hereby certify:
     1. The name under which the corporation was formed is UNIVERSAL C.I.T. LOAN COMPANY OF NEW YORK, INC.
     2. The certificate of incorporation of said corporation was filed by the Department of State on the 5th day of January, 1967.
     3.  (a)   The certificate of incorporation is amended to change the title and purposes of the corporation.
(b)	To effect the foregoing,
(1)	Article FIRST is amended to read as follows:

The name of the corporation is C.I.T. SERVICES, INC.

(2)	Article SECOND is amended to read as follows:

The purposes for which the corporation is formed are to buy, own, hold, sell and otherwise acquire, collect, deal in and dispose of, at face value or otherwise, all kinds of notes, drafts, bills and accounts receivable, open accounts, contracts of conditional sale, security agreements, chattel liens, leases, mortgages and other security, obligations, contracts and evidences of indebtedness, to lease tangible personal property and to lend money with or without security.

(3)	The foregoing amendments were authorized by unanimous written consent of all the shareholders of the corporation.
     IN WITNESS WHEREOF, we have signed this certificate on the first day of June, 1971 and we affirm the statements contained therein as true under penalties of perjury.

/s/ H.W. Harrison
H.W. Harrison, Vice President

/s/ R.W. Tucker
R.W. Tucker, Secretary